PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact: Albert W. Ondis	March 27, 2007
Joseph P. O’Connell
Astro-Med, Inc.
(401) 828-4000
www.astro-medinc.com

Astro-Med Reports Record Fourth Quarter and Annual Sales;

Directors Declare Regular Cash Dividend

West Warwick, RI, March 27, 2007 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $799,000, equal to 11 cents per diluted share, on record sales of $17,568,000 for the Fourth Quarter ended January 31, 2007. Net income in the quarter includes an expense of approximately $92,000 after tax, equal to 1 cent per diluted share for stock-based compensation. During the corresponding period of the previous year, the Company reported net income of $856,000, equal to 12 cents per diluted share, on sales of $16,005,000.

During the Twelve-Month Period of the fiscal year, net income was $6,059,000, equal to 82 cents per diluted share, on sales of $65,519,000. Net income for the twelve-month period includes an expense of approximately $358,000, after tax, equal to 5 cents per diluted share, for stock-based compensation, as well as $231,000, or 3 cents per diluted share, related to favorable adjustments identified in the filing of the prior year tax return. For the corresponding period last year, the Company reported net income of $2,551,000, equal to 35 cents per diluted share, on sales of $59,301,000. Net income in the prior fiscal year includes $361,000, equal to 5 cents per diluted share, for a tax related benefit associated with the favorable resolution of certain income tax examinations reported in the FY 2006 Third Quarter.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, stated: “We are very pleased with the Company’s Fourth Quarter and annual financial results for FY 2007. Sales in the Quarter were at a record level of $17,568,000, up 9.8% from the prior year, while sales for the year also reached record levels of $65,519,000, up 10.5% from the previous year.”

Ondis noted, “All the Company’s product groups reported growth over the previous year. Domestic sales were especially strong at $47,504,000, up 14.7%. Export sales amounted to $18,015,000, up 1.0% from the prior year and favorable foreign currency exchange contributed $304,000 to export revenue for the year. New orders in the Fourth Quarter totaled $16,460,000 which raised our orders received for the year to $66,768,000, an increase of 7.9%.” Ondis continued, “Our balance sheet remains solid with a current ratio of 4.5 to 1, $20,130,000 in cash and marketable securities, no debt, and a current year 22.0% return on shareholders equity excluding cash and marketable securities.”

Looking ahead, Ondis said, “with some exciting new products about to be introduced, and with strong, positive signals from our international customer base, we are very optimistic that we will realize our planned growth and profitability goals for FY08.”

On March 7, 2007, the Directors of Astro-Med declared a quarterly cash dividend of 5 cents per share payable on April 2, 2007 to shareholders of record on March 23, 2007.

Astro-Med’s Fourth Quarter conference call will be held on Wednesday, March 28, 2007 at 11:00 AM EDT. It will be broadcast in real time on the Internet through the Investor Relations portion of our website at www.astro-medinc.com. We invite you to log on and listen in on March 28, 2007, or access the broadcast any time for up to 5 days following the event.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments employed around the world in a wide range of industrial, scientific, and medical applications.

ASTRO-MED, INC.

Consolidated Statement of Operations

In Thousands Except for Per Share Data

	Three-Months Ended		Twelve-Months Ended
	January 31, 2007	January 31, 2006	January 31, 2007	January 31, 2006
Net Sales	$17,568	$16,005	$65,519	$59,301

Gross Profit	7,299	6,855	26,997	24,658
	41.5%	42.8%	41.2%	41.6%
Operating Expenses:
Selling, General & Administrative	4,956	4,489	19,321	17,460
Research & Development	1,210	1,111	4,187	4,043
	6,166	5,600	23,508	21,503
Gain on Sale of Real Estate, Net	___--	___--	5,252	___--
Operating Income	1,133	1,255	8,741	3,155
	6.4%	7.8%	13.3%	5.3%

Other, Net	194	31	884	247

Income Before Taxes	1,327	1,286	9,625	3,402

Income Tax (Provision)	(528)	(430)	(3,566)	(851)

Net income	$ 799	$ 856	$ 6,059	$ 2,551

Net income Per Share - Basic	$ 0.12	$ 0.13	$ 0.90	$ 0.39
Net income Per Share - Diluted	$ 0.11	$ 0.12	$ 0.82	$ 0.35

Weighted Average Number of Common Shares - Basic	6,748	6,642	6,721	6,614
Weighted Average Number of Common Shares - Diluted	7,418	7,295	7,389	7,233

Dividends Declared Per Common Share	$ 0.05	$ 0.03	$ 0.20	$ 0.13

Selected Balance Sheet Data

In Thousands

	As of January 31, 2007	As of January 31, 2006
Cash & Marketable Securities	$20,130	$14,724

Current Assets	44,168	39,662

Total Assets	58,001	49,647

Current Liabilities	9,874	8,440

Shareholders’ Equity	$45,958	$40,302

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2006 annual report and its annual and quarterly filings with the Securities and Exchange Commission.